Advanced Series Trust
For the fiscal period ended 12/31/10
File number 811-5186

SUB-ITEM 77D
      Policies With Respect to Security Investment


ADVANCED SERIES TRUST

AST Value Portfolio

PROSPECTUS DATED MAY 1, 2010
SUPPLEMENT DATED JULY 12, 2010

This supplement sets forth changes to the Prospectus, dated
May 1, 2010 (the Prospectus), of Advanced Series Trust (the
Trust). The Portfolio of the Trust discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Prospectus and should be retained for future reference. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus.

I. Subadviser Replacement for AST Value Portfolio

The Board of Trustees of the Trust recently approved replacing Deutsche Investment Management Americas, Inc.
(Deutsche) as the sole subadviser for the AST Value
Portfolio (the Value Portfolio) with BlackRock Investment
Management, LLC (BlackRock). This change is expected to become effective on or about the close of business on July
16, 2010. Depending upon market, economic, and financial conditions as of the close of business on July 16, 2010 and the Trust's ability to implement certain legal agreements and custody arrangements, it may take several weeks for BlackRock to fully implement its investment strategies on behalf of the Value Portfolio.

A. The section of the Prospectus entitled "Summary: AST
Value Portfolio-Investments, Risk and Performance-Principal
Investment Strategies" is hereby deleted and replaced with the following in order to reflect BlackRock's replacement of Deutsche as described above.

Principal Investment Strategies. The Value Portfolio invests, under normal circumstances, at least 80% of the value of its assets in securities issued by large capitalization companies. The 80% investment requirement applies at the time the Value Portfolio invests its assets. Large capitalization companies are those included in the Russell 1000(r) Value Index. The Portfolio invests primarily in the equity securities of large capitalization companies. Equity securities include common stocks and securities convertible into or exchangeable for common stocks, including warrants and rights. BlackRock Investment Management, LLC, the Value Portfolio's subadviser, employs an investment strategy that seeks to maintain a portfolio of equity securities which approximates the market risk of those stocks included in the Russell 1000(r) Value Index, but which outperforms the Russell 1000(r) Value Index through active stock selection. The size of the companies in the Russell 1000(r) Value Index will change with market conditions.

The Value Portfolio pursues two different value investing strategies. Approximately 60% of the Value Portfolio's net assets will be allocated to a large cap value investment strategy segment and approximately 40% of the Value
Portfolio's net assets will be allocated to a basic value investment strategy segment. The allocation of Value
Portfolio assets between the two value investment strategies is subject to change at any time without prior notice to Value Portfolio shareholders.
B. The table in the section of the Prospectus entitled
"Summary: AST Value Portfolio-Management of the Portfolio" is hereby deleted and replaced with the following in order to reflect BlackRock's replacement of Deutsche as described above.

Investment Managers: Prudential Investments LLC and AST
Investment Services, Inc.

Subadviser: BlackRock Investment Management, LLC

PORTFOLIO MANAGERS            TITLE             SERVICE DATE
Bob Doll                  Portfolio Manager     July 2010
Dan Hanson                Portfolio Manager     July 2010
Kevin Rendino             Portfolio Manager     July 2010
Kurt Schansinger          Portfolio Manager     July 2010
Carrie King               Portfolio Manager     July 2010

C. The section of the Prospectus entitled "More Detailed
Information On How The Portfolios Invest-AST Value
Portfolio" is hereby deleted and replaced with the following in order to reflect BlackRock's replacement of Deutsche as described above.

AST Value Portfolio

Investment Objective: to seek maximum growth of capital by investing primarily in the value stocks of larger companies.

Principal Investment Policies:
The Value Portfolio has a non-fundamental investment policy to invest, under normal circumstances, at least 80% of the value of its net assets in large capitalization companies.
For these purposes, large capitalization companies are those that have market capitalizations, at the time of purchase, within the market capitalization range of the Russell 1000(r) Value Index. As of April 30, 2010, the
Russell 1000(r) Value Index had a weighted average market capitalization of approximately $72.7 billion, a median market capitalization of approximately $4.4 billion, and the largest company in the index by market capitalization was approximately $331 billion. The size of the companies in the Russell 1000(r) Value Index will change with market conditions. If the market capitalization of a company held by the Portfolio moves outside the range of the Russell
1000(r) Value Index, the Portfolio may, but is not required to, sell the securities.
The Value Portfolio pursues two different value investing
(i.e., seeking to invest in equity securities that appear to be undervalued) strategies. Approximately 60% of the Value Portfolio's net assets will be allocated to a large cap value investment strategy segment and approximately 40% of the Value Portfolio's net assets will be allocated to a basic value investment strategy segment. The large cap value investment strategy differs from the basic value investment strategy in that the large cap value investment strategy uses a proprietary multi-factor quantitative model that focuses on factors such as stock valuation, quality of earnings, and potential future earnings growth combined with fundamental research while the basic value investment strategy includes a bottom up constructed portfolio driven by a fundamental research process that focuses on factors such price to book ratio, price to cash flow ratio, price to earnings ratio, and dividend yield. The allocation of Value Portfolio assets between the two value investment strategies is subject to change at any time without prior notice to Value Portfolio shareholders.
Large Cap Value Investment Strategy Segment. In selecting securities for the large cap value segment from the Russell
1000(r) Value Index, BlackRock uses a proprietary multi-factor quantitative model. The factors employed by the model include stock valuation, quality of earnings, and potential future earnings growth. For the large cap value segment, BlackRock looks for strong relative earnings growth, earnings quality, and good relative valuation. A company's stock price relative to its earnings and book value, among other factors, is also examined - if it is believed that a company is overvalued, it will not be considered as an investment for the large cap value segment. After the initial screening is completed, BlackRock relies on fundamental analysis, a method of stock market analysis that concentrates on "fundamental" information about the company (such as its income statement, balance sheet, earnings and sales history, products and management) to attempt to forecast future stock value. BlackRock uses both internal and external research to optimize its quantitative model to choose companies that are believed to have strong, sustainable earnings growth with current momentum at attractive price valuations.
Because the Value Portfolio generally will not hold all the stocks in Russell 1000(r) Value Index, and because the Portfolio's investments may be allocated in amounts that vary from the proportional weightings of the various stocks in that index, the Portfolio is not an "index" fund. In seeking to outperform the Russell 1000(r) Value Index, however, BlackRock reviews potential investments using certain criteria that are based on the securities in that index. These criteria currently include the following:


*Relative price to earnings and price to book ratios


*Stability and quality of earnings


*Earnings momentum and growth


*Weighted median market capitalization of the large cap value segment of the Portfolio


*Allocation among the economic sectors of the large cap value segment of the Portfolio as compared to the Russell 1000(r) Value Index


*Weighted individual stocks within the Russell 1000(r)
Value Index.
Basic Value Investment Strategy Segment . In selecting securities for the basic value segment, BlackRock emphasizes companies that it believes are undervalued.
BlackRock may determine that a company is undervalued if its stock price is down because of temporary factors from which it believes the company will recover.
Favorable changes in market prices are believed to be more likely to occur when:
*Stocks are out of favor;
*Company earnings are depressed;
*Price/earnings ratios are relatively low;
*Investment expectations are limited; and
*There is no general interest in a security or industry
On the other hand, negative developments are believed to be more likely to occur when:
*Investment expectations are generally high;
*Stock prices are advancing or have advanced rapidly;
*Price/earnings ratios have been inflated; and *An industry or security continues to be popular among investors
A stock's price/earnings ratio is determined by dividing the price of a stock by its earnings per share.
BlackRock believes that stocks with relatively high price/earnings ratios are more vulnerable to price declines from unexpected adverse developments. At the same time, stocks with relatively low price/earnings ratios are believed to be more likely to benefit from favorable but generally unanticipated events. Thus, the basic value segment of the Portfolio may invest a large part of its net assets in stocks that have weak research ratings.
BlackRock may sell a security if, for example, the stock price increases to the high end of the range of its historical price-book value ratio or if it is determined that the issuer no longer meets the criteria that has been has established for the purchase of such securities or if it is believed that there is a more attractive investment opportunity in the same category.


D. The section of the Prospectus entitled "How the Fund Is
Managed - Investment Subadvisers - Deutsche Investment
Management Americas, Inc." is hereby deleted and replaced with the following in order to reflect BlackRock's replacement of Deutsche as described above.

BlackRock Investment Management, LLC, the Value Portfolio's sole subadviser, is a registered investment adviser and a commodity pool operator organized in 1999. BlackRock and its affiliates had approximately $3.346 trillion in investment company and other portfolio assets under management as of December 31, 2009. BlackRock's address is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

E. The section of the Prospectus entitled "How the Fund Is
Managed- Portfolio Managers-AST Value Portfolio" is hereby deleted and replaced with the following in order to reflect
BlackRock's replacement of Deutsche as described above.

The large cap value segment of the Value Portfolio is managed by a team of financial professionals. Information about Bob Doll, CFA, CPA and Daniel Hanson, CFA, the portfolio managers for the large cap value segment of the Value Portfolio, is provided below. Messrs. Doll and Hanson are jointly and primarily responsible for the day-to-day management of the large cap value segment of the Value
Portfolio.
Bob Doll -Chief Equity Strategist of BlackRock, Inc. since
2010; Vice Chairman of BlackRock, Inc. since 2006; Global
Chief Investment Officer for Equities of BlackRock, Inc.
from 2006 to 2010; President and Chief Investment Officer of Merrill Lynch Investment Managers, L.P. and its affiliate, Fund Asset Management, L.P., from 2001 to 2006;
President and a member of the Board of the funds advised by Merrill Lynch Investment Managers, L.P. and its affiliates from 2005 to 2006.
Dan Hanson - Managing Director of BlackRock, Inc. since
2009; Director of BlackRock, Inc. from 2007 to 2008; Vice
President of BlackRock, Inc. in 2006; Vice President of
Merrill Lynch Investment Managers, L.P. from 2003 to 2006.
The basic value segment of the Value Portfolio is managed by team of financial professionals. Kevin Rendino, Kurt
Schansinger and Carrie King are the portfolio managers and are jointly and primarily responsible for the day-to-day management of the basic value segment of the Value
Portfolio. Information about Mr. Rendino, Mr. Schansinger, and Ms. King is provided below.
Kevin Rendino- Managing Director of BlackRock, Inc. since
2006; Head of BlackRock's Basic Value Equity team; Managing
Director of Merrill Lynch Investment Managers, L.P. from
2000 to 2006.
Kurt Schansinger - Managing Director of BlackRock, Inc.
since 2006; Managing Director of Merrill Lynch Investment
Managers, L.P. from 2000 - 2006.
Carrie King - Director of BlackRock, Inc. since 2007; Vice
President of BlackRock, Inc. in 2006; Vice President of
Merrill Lynch Investment Managers, L.P. from 1993 to 2006.